Exhibit 5.1

December 13, 2024

Henry Schein, Inc.

135 Duryea Road

Melville, New York 11747

Re:	Henry Schein, Inc.

Ladies and Gentlemen:

We are acting as counsel to Henry Schein, Inc., a Delaware corporation (the “Company”), in connection with the Registration Statement on Form S-8 (the “Registration Statement”) to be filed by the Company in connection with the registration under the Securities Act of 1933, as amended, of an aggregate of 5,075,000 shares (the “Shares”) of the common stock, par value $.01, of the Company, with (i) 275,000 of the Shares reserved for issuance under the Henry Schein, Inc. 2023 Non-Employee Director Stock Incentive Plan (formerly known as the Henry Schein, Inc. 2015 Non-Employee Director Stock Incentive Plan, as amended from time to time) (the “2023 Non-Employee Director Plan”), and (ii) 4,800,000 of the Shares reserved for issuance under the Henry Schein, Inc. 2024 Stock Incentive Plan (formerly known as the Henry Schein, Inc. 2020 Stock Incentive Plan, as amended from time to time) (the “2024 Plan” and together with the 2023 Non-Employee Director Plan, the “Plans”).

We have examined and relied upon originals or copies, certified or otherwise authenticated to our satisfaction, of all such corporate records, documents, agreements and instruments relating to the Company, and certificates of public officials and of representatives of the Company, and have made such investigations of law, and have discussed with representatives of the Company and such other persons such questions of fact, as we have deemed proper or necessary as a basis for rendering this opinion.

Based upon and subject to the foregoing, we are of the opinion that the Shares will be, when issued in accordance with the provisions of the Plans and, if applicable, the options granted thereunder (including payment of the option exercise prices provided for therein), validly issued, fully paid and non-assessable.

We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement. In giving the foregoing consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

Very truly yours,

/s/ Proskauer Rose LLP